Exhibit 10.20

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

(Mission Courtyard Villas)

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between Mission Trust Services, LLC, a Delaware limited liability company, as signatory trustee for MISSION COURTYARD VILLAS, DST, a Delaware statutory trust (“Seller”), and LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, a Virginia limited partnership, its successors and assigns (“Buyer”), is made and entered into as of the Effective Date (as defined below).

Recitals

A. Seller owns an apartment project currently known as Mission Courtyard Villas located in Mesquite, Texas more specifically described in Exhibit A attached hereto, and certain other assets, as hereinafter described.

B. Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined).

C. For purposes of this Agreement, the “Effective Date” shall be defined as the later of: (i) the date this Agreement is executed by Seller; and (ii) the date this Agreement is executed by Buyer.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale. The above “Recitals” are hereby incorporated into this Agreement as if fully set forth herein. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property on the terms and conditions set forth herein. The purchase and sale includes all of Seller’s right and title, estate interest in and to all of the following (hereinafter sometimes collectively referred to as the “Property”):

1.1. The real property described on Exhibit A attached hereto, together with all structures, buildings, improvements and fixtures affixed or attached thereto and all easements and rights appurtenant thereto, including, without limitation: (i) all easements, privileges, tenements, hereditaments, appurtenances and rights belonging or in any way appurtenant to such real property; (ii) any strip or gore or any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting such real property; and (iii) any and all air rights, subsurface rights, development rights and water rights permitting to such real property (all of the foregoing being collectively referred to herein as the “Real Property”);

1.2. All leases, including associated amendments, with all persons (“Tenants”) leasing the Real Property or any portion thereof as of the Effective Date or entered into in

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accordance with this Agreement prior to Closing (as hereinafter defined), but specifically excluding that certain Master Lease for Mission Courtyard Villas Apartments dated as of March 31, 2008, as amended, between Mission Courtyard Villas, DST and Mission Courtyard Villas LeaseCo, LP, as amended (“Master Lease”) (collectively, the “Leases”), together with all security deposits held in connection with the Leases and all of Seller’s right, title and interest in and to all guarantees for such Leases;

1.3. Seller’s interest, if any, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, computers, phone systems, Keytrack or Handitrack systems (if any), gate systems, tools and supplies (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications, architectural and engineering drawings and the common name of the Real Property (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);

1.4. All service contracts and equipment leases (if any) entered into by Seller relating to the operation of the Property as of the Effective Date or entered into by Seller in accordance with this Agreement prior to Closing, excluding Seller’s insurance, and Seller’s asset and property management agreements, which will be terminated at Closing and not assumed by Buyer (collectively, the “Contracts”); provided, however, that Seller shall, at Closing, provide notices of termination with regard to certain Contracts, as provided hereafter; and

1.5. To the extent transferable, any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Real Property (collectively, the “Permits”).

2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price for the Property shall be Twenty One Million Four Hundred Thousand and No/100 Dollars ($21,400,000.00) (“Purchase Price”), payable as follows:

2.1. Deposit. Within three (3) business days following the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) One Hundred Seven Thousand and No/100 Dollars ($107,000.00) (together with any interest thereon, the “Deposit”), in the form of a wire transfer to Chicago Title Company, 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, Attention: Debby Moore (the “Title Company”). The Deposit shall become non-refundable upon payment to the Title Company except (a) as otherwise expressly set forth in this Agreement or (b) in the event of (i) a default by Seller under this Agreement; or (ii) disapproval by Lender (defined below) of the Assumption (defined below). The Title Company shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer.

2.2. Assumption of Existing Loan. At Closing, Buyer shall assume the loan in the original principal amount of Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00), which currently encumbers the Property (the “Loan”) and receive a credit

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against the Purchase Price for the outstanding principal balance of the Loan as of Closing. The Loan was originally made by RED Mortgage Capital, Inc. (together with its successors and assigns, the “Existing Lender”) and is evidenced and/or secured by a number of documents which are hereinafter collectively referred to as the “Loan Documents.” Existing Lender’s consent and approval is required before Buyer will be permitted to assume the Loan. As a condition precedent to the parties’ obligations hereunder pursuant to Section 10, Buyer shall have obtained prior to Closing, approval from the Existing Lender to the following (collectively, the “Lender Approval”): (i), the transfer of the Property to Buyer contemplated by this Agreement on terms materially consistent with the Loan Documents, (ii) any changes to the prohibited transfer provisions in the Loan Documents necessary in Buyer’s sole discretion in order to permit the “umbrella partnership” REIT structure of Buyer, (iii) the change in the property management of the Property to ATA Property Management, LLC (“the Property Manager), and (iv) the substitution of guarantors which may be required by the Lender or the Loan Documents in connection therewith. The “Lender Approval” shall be deemed to include (a) the satisfactory completion by the Existing Lender of all diligence investigations, inspections and tests it may require to grant such approval, and (b) the full negotiation and final approval for signature of the Lender Approval Documents (as defined below) by Buyer, Seller (if required), the Existing Lender and, if applicable, the guarantors under the Loan Documents and any other entities required by the Existing Lender to be a party to the Lender Approval Documents. Within ten (10) days after the Effective Date, Buyer will apply (and Seller shall join in the application if required) to the Existing Lender for the Lender Approval, and shall use its respective commercially reasonable efforts to obtain the Lender Approval prior to the Closing Date, provided, however, that as long as Buyer has used its commercially reasonable efforts as required hereby, in no event shall Buyer have any liability for its failure to obtain the Lender Approval except where such failure is due to any misrepresentation made by Buyer to Existing Lender in connection with obtaining the Lender Approval. The parties hereto agree to cooperate with and to take all reasonable action to facilitate the receipt of the Lender Approval, however, Buyer shall be solely responsible to pay to the Lender any and all assumption fees and all other costs, fees or expenses (other than Seller’s legal fees) in connection with attempting to obtain the Lender Approval (collectively, the “Loan Assumption Related Fees”). Buyer and Seller shall execute and deliver at Closing, such consent and approval documents and agreements required by Lender in connection with the Lender Approval, in form and content reasonably satisfactory to Buyer and Seller (the “Lender Approval Documents”). In connection with such approval, the parties shall diligently, promptly and in good faith attempt to obtain such approval and both parties will supply the information reasonably requested by Existing Lender with respect to such approval. Seller and Buyer both covenant and agree to fully cooperate and endeavor to obtain the Lender Approval, and shall not do anything (or fail to do anything) which could adversely affect the parties’ ability to obtain promptly the Lender Approval.

2.2.1. Cash Portion of Purchase Price. On or before the Title Review Completion Date (hereafter defined), Buyer shall deposit with a bank, financial advisor or broker selected by Buyer (which may include a qualified intermediary for like-kind exchange purposes) (the “Equity Escrow Holder”) an amount equal to the Purchase Price less the then outstanding balance of the Loan and less the Deposit (the “Escrowed Equity”). The Equity Escrow Holder shall invest the Escrowed Equity in REIT-compliant investments in a manner directed by Buyer, and all earnings on the Escrowed Equity shall belong to Buyer and may be distributed to Buyer periodically as Buyer may direct.

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2.3. At least one (1) business day prior to Closing, Buyer shall direct the Equity Escrow Holder to wire to the Title Company from the Escrowed Equity an amount equal to the Purchase Price less the Deposit, less the outstanding balance of the Loan and plus or minus the adjustments, credits (including the credits contemplated by Section 2.4.3), and prorations required by this Agreement. The cash amount necessary to pay the balance of the Purchase Price (the “Cash Portion of the Purchase Price”) shall be paid by the Title Company to Seller out of the Deposit and the portion of the Escrowed Equity wired to the Title Company by the Equity Escrow Holder. If for any reason the total of the Deposit and the portion of the Escrowed Equity wired to the Title Company is less than the Cash Portion of the Purchase Price, Buyer shall wire to the Title Company prior to Closing the amount of the deficiency. If the total of the Deposit and the Escrowed Equity is more than the Cash Portion of the Purchase Price, the party holding the excess (i.e. the Title Company and/or the Equity Escrow Holder) shall wire the excess to Buyer or its designee (or back to its qualified intermediary) at or after Closing.

2.4. OP Units

2.4.1. As more particularly described herein, the Buyer shall have the right to exchange beneficial interests in Seller at the time of Closing by means of issuing OP Units (hereafter defined). The Buyer expects to issue OP Units only to holders of beneficial interests in Seller (“Beneficial Owners”) who (a) qualify as “accredited investors” within the meaning set forth in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, (b) have received the Investor Package (as defined below), and (c) deliver the OP Issuance Delivery Documents (as defined below) to Buyer at least five (5) business days prior to Closing (such beneficial owners who satisfy the foregoing requirements are referred to herein individually as an “Eligible Beneficial Owner” and collectively as the “Eligible Beneficial Owners”). The term “OP Units” shall mean units of limited partnership interests in Buyer with the rights and preferences as set forth in Buyer’s Agreement of Limited Partnership of the Partnership, dated as of December 27, 2005, as amended on June 3, 2010, June 28, 2011, and August 3, 2012, and as the same may be further amended from time to time, a copy of which is filed with the United States Securities and Exchange Commission (the “SEC”). Buyer understands and agrees that Buyer’s obligation to purchase the Property is in no way conditioned upon any Eligible Beneficial Owners accepting the Buyer’s offer of OP Units, and that the Buyer’s offering of the OP Units may not in any way delay the Closing contemplated in this Agreement. Buyer further agrees and acknowledges that the offering of OP Units is being undertaken solely by the Buyer and that the Seller will not encourage nor participate in the offering of OP Units.

2.4.2. Seller hereby consents to Buyer contacting the Beneficial Owners regarding the OP Units after the Effective Date, and Seller agrees to (i) provide to Buyer on the Effective Date the current list of names and addresses of the Beneficial Owners used in the ordinary course of Seller’s business; and (ii) send to each of the Beneficial Owners an email or other appropriate correspondence informing the Beneficial Owners that they may be contacted by Buyer regarding their ability to acquire OP Units at the time of Closing. Seller agrees to advise Buyer as to the percentage ownership interest that each Eligible Beneficial Owner receiving OP Units owns in Seller, to Seller’s actual knowledge, at least three (3) business days prior to Closing.

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2.4.3. In the event that some Eligible Beneficial Owners elect to receive OP Units (such Eligible Beneficial Owners being referred to herein as “Participating Beneficial Owners”), the Buyer shall be entitled to receive a credit on the Closing Statement (as hereinafter defined) in an amount equal to the portion of net sales proceeds attributable to the beneficial interests in the Seller that Buyer shall have acquired by means of the issuance of OP Units to Participating Beneficial Owners. Notwithstanding the foregoing, for federal income tax purposes, the Buyer and the Seller agree that the Buyer will be treated as paying the Purchase Price to the Seller and the Seller will be treated as distributing to the Buyer, pursuant to the terms of Seller’s trust agreement, its proportionate share of the Purchase Price in respect of the beneficial interests in Seller acquired by buyer from Participating Beneficial Owners.

2.4.4. As used in this Agreement, the term “Investor Package” shall mean such documents and other information as Buyer may deem necessary or advisable to provide to Beneficial Owners to make their decision as to whether to accept OP Units at Closing. As used in this Agreement, the term “OP Issuance Delivery Documents” shall mean such documents as Buyer may require Eligible Beneficial Owners to sign in order to induce Buyer to issue OP Units to such Eligible Beneficial Owners.

2.5. Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and may be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.

3. Title. Within the period ending fifteen (15) days after the Effective Date (the “Title Review Period”), Buyer shall review and approve: (i) a current preliminary title report or title commitment (the “Title Report”) for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”) issued by the Title Company, together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”); and (ii) either the existing survey of the Real Property, or, if available to Buyer, a new survey (in either case, the “Survey”). The Title Report, Title Documents, and the existing Survey (if any), have been delivered to Buyer or shall be delivered to Buyer promptly on or following the Effective Date. If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Property that is unacceptable to Buyer, Buyer shall provide written notice to Seller thereof (whether one or more, “Buyer’s Objections”) within the Title Review Period. In its sole discretion, upon written notice to Buyer (the “Reply Notice”) given within two (2) business days of receipt of the Buyer’s Objections, Seller may elect to cure or remove Buyer’s Objections, and, if Seller elects to cure or remove any Buyer’s Objections, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such Buyer’s Objections prior to Closing. Seller shall be deemed to have elected not to cure or remove any Buyer’s Objection that Seller does not agree to remove in such Reply Notice (or if Seller fails to provide a Reply Notice within such 2 business day period), in which case Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to: (i) terminate this Agreement and obtain a refund of the Deposit from the Title Company and the Escrowed Equity from the Equity Escrow Holder by providing written notice of termination to Seller given within two (2) business days of receipt of the Reply Notice (or if no Reply Notice is given, then two (2) business days after the last date the Reply

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Notice could have been given) and returning the Due Diligence Items (as hereinafter defined), in which event all other escrowed documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, and thereafter neither Seller nor Buyer shall have any continuing obligations hereunder except as otherwise expressly provided herein; or (ii) waive those Buyer’s Objections that Seller has elected not to cure and close this transaction as otherwise contemplated herein. If Buyer fails to terminate this Agreement within such time period, all matters described in the Title Report and the Title Documents and shown on the Survey, except for any Buyer’s Objections that Seller has agreed in writing to cure, shall be deemed “Permitted Exceptions.” As used in this Agreement, the term “Title Review Completion Date” shall mean the date which is the later of (A) the expiration of the Title Review Period if Buyer does not provide written notice to Seller of Buyer’s Objections within the Title Review Period, or (B) the expiration (without Buyer terminating this Agreement) of the period in which Buyer may elect to terminate this Agreement if Seller does not provide a Reply Notice or if Seller does not agree to cure or remove Buyer’s Objections in a Reply Notice. If, after the end of the Title Review Period, a new materially adverse matter of title is disclosed on any update to the Title Documents, or a new materially adverse matter appears for the first time on an update of the Survey, Buyer shall have the right to terminate this Agreement and recover the Deposit by sending formal notice of such termination within two business days of Buyer’s receipt of such new matter of title or survey. The Cure of Buyer’s Objection(s) may be accomplished, at the election of Seller, by removal of the same from the Title Policy or by including and paying the cost of an endorsement to the Title Policy insuring against loss by reason of the Buyer’s Objection(s). Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to cure any of Buyer’s Objections except that Seller shall be obligated to satisfy, prior to or as of Closing, any and all (a) mortgages, deeds to secure debt or other voluntary liens (other than the Loan Documents) which encumber the Property and are evidenced by instruments to which Seller, or its predecessors in interest, is a party, and (b) monetary liens placed against the Property which are directly caused by Seller, including without limitation, tax liens, mechanics’ or materialmen’s liens or judgments that affect title to the Property. Notwithstanding any other provision hereof, notices under this Section 3 must be given by facsimile or e-mail.

4. Due Diligence Items.

4.1. Buyer acknowledges that, prior to the Effective Date, Seller provided Buyer with due diligence materials and information previously requested by Buyer, and to the extent not previously provided, Seller shall provide the information and documents listed on Schedule 4.1 attached hereto promptly after the Effective Date to the extent in Seller’s possession or control (collectively, the “Due Diligence Items”). Seller shall provide the Buyer with any warranties relating to the Property promptly upon Seller’s receipt of the same. Except as expressly set forth in this Agreement and/or in any documents delivered at Closing, Seller expressly disclaims any representations or warranties, express or implied, with respect to the Due Diligence Items.

5. Inspections.

5.1. From the Effective Date until Closing (or the earlier termination of this Agreement), Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental and physical studies collectively of the Property that Buyer

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may deem necessary or advisable in its sole discretion (collectively, the “Inspections”), on the terms set forth in this Section 5. Notwithstanding the foregoing, Buyer shall not conduct invasive testing of any kind (including, without limitation, “Phase II” environmental testing) without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion. Buyer must arrange all Inspections with Seller at least two (2) business days in advance of any Inspections, and Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and to such conditions as may be reasonably imposed by Seller in order to avoid disruption of the day to day operations at the Property. Notwithstanding anything to the contrary contained in this Agreement, except with respect to confirming the zoning and building code compliance status of the Property, which shall not require Seller’s consent, Buyer shall not contact any governmental official(s) having jurisdiction over the Property without Seller’s prior written consent, not to be unreasonably withheld; provided, however, that if consented to, Seller shall have the opportunity to have its representative present and Buyer shall coordinate any such communications with Seller at least two (2) business days in advance of same.

5.2. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property related to the Inspections and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. Upon Seller’s written request, Buyer shall promptly provide to Seller a copy of Buyer’s Reports (as hereinafter defined). Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.3. Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any “hazardous substances” or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims that are solely caused by or solely arise from any gross negligence or willful misconduct of Seller. Buyer hereby assumes all responsibility for claims against Seller by the contractors, subcontractors, employees and agents of Buyer other than claims that are solely caused by or solely arise from Seller’s gross negligence or willful misconduct.

5.4. During the term of this Agreement and at all times during which access is available to Buyer, Buyer shall maintain, and shall require its subcontractors and agents to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000.00) on a general aggregate basis, for bodily injury, death and property damage; and

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Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.5. During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property and Seller, and knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”). Except as described below and in Sections 24 and 26, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys, agents lenders, and prospective investors as necessary for Buyer’s inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If within ten (10) days after receipt of such notice, Seller advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the ten (10) day period, then the notice to Seller shall so state and Seller’s time to respond will be reduced accordingly.

5.6. The obligations of Buyer described in this Section 5 shall survive the Closing or any termination of this Agreement.

6. Return of Due Diligence Items; Contracts.

6.1. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, Buyer shall promptly, and at its sole expense, return to Seller all Due Diligence Items which have been delivered to Buyer, and, upon Seller’s written request, deliver to Seller copies of all reports, drawings, plans, studies, summaries (except to the extent protected by attorney client privilege), surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.2. Within fifteen (15) days after the Effective Date, Buyer will designate in a written notice to Seller which Contracts Buyer will assume. By means of a notice of termination to be delivered at or prior to Closing, Seller shall terminate (i) at Buyer’s expense, the Contracts not assumed by Buyer which were executed prior to or on December 29, 2012, and (ii) at Seller’s expense, the Contracts not assumed by Buyer which were executed after December 29, 2012 as

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reflected on Schedule 6.2. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will be assumed.

7. Escrow.

7.1. Escrow Opening Date; Instructions. The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with the Title Company on the Effective Date (the “Escrow Opening Date”) and closed on the Closing Date (as defined below). This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as the Title Company may reasonably require in order to clarify its duties and responsibilities. If the Title Company shall reasonably require further escrow instructions, the Title Company may prepare such instructions on its usual form. Such reasonable further instructions shall be promptly signed by Buyer and Seller and returned to the Title Company within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control. At the Closing (as defined below), the parties hereto shall direct the Title Company to release from Escrow and wire to Seller and the Cash Portion of the Purchase Price delivered to the Title Company pursuant to Section 2.3 above, record the Deed and all applicable Loan Assumption Documents, and deliver to Buyer and/or Seller, as applicable, all of the agreements, instruments and other documents delivered to the Title Company pursuant to Sections 7.3, 7.4, 7.5 and 7.6 below.

7.2. Closing. The Title Company, Seller’s counsel and Equity Escrow Holder (as applicable) shall all release and deliver to Buyer and Seller, as applicable, the agreements, documents and instruments delivered into Escrow (the “Closing”) on or before the date which is fifteen (15) days after receipt of the Lender Approval (the “Closing Date”). Notwithstanding the foregoing, in the event that Lender Approval has not been obtained by the date which is six (6) months after the expiration of the Title Review Period, both Buyer and Seller shall have the right to terminate this Agreement, in which case the Deposit shall be paid to Buyer, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder except as otherwise expressly set forth herein.

7.3. Buyer’s Deliveries at Escrow Opening Date and Title Review Completion Date. On the Escrow Opening Date, Buyer will wire the Deposit to the Title Company. On the Title Review Completion Date, Buyer will wire the Escrowed Equity to the Equity Escrow Holder, and deliver to the Title Company each of the following agreements, instruments and other documents, all of which are being duly executed and delivered to the Title Company on the date hereof to be held in escrow pending the Closing pursuant to the terms of this Agreement:

7.3.1. Two (2) original counterparts executed by Buyer of an assignment and assumption agreement in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in, and Buyer assumes all of Seller’s obligations under, the Leases, the Contracts being assumed and the Permits (the “Assignment and Assumption Agreement”).

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7.4. Seller’s Deliveries at Title Review Completion Date. On the Title Review Completion Date, Seller shall deliver to the Seller’s counsel each of the following agreements, instruments and other documents, all of which are being duly executed and delivered to Seller’s counsel on the date hereof to be held in escrow pending the Closing pursuant to the terms of this Agreement, and all of which shall be delivered by Seller’s counsel to the Title Company at least one (1) business day prior to Closing for delivery to Buyer (or for recording) at Closing:

7.4.1. A duly executed and acknowledged special warranty deed, conveying fee title to the Property in favor of Buyer (the “Deed”);

7.4.2. An executed certificate of non-foreign status;

7.4.3. A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit C;

7.4.4. Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement; and

7.4.5. An undated letter from Seller addressed to Tenants informing such Tenants of the change in ownership and directing that future rent payments be made to Buyer;

7.5. Buyer Deliveries at Closing. At the Closing, Buyer will execute and/or deliver, or cause to be executed and delivered, to the Title Company for delivery to Seller (unless another party is otherwise indicated) each of the following agreements, instruments and other documents:

7.5.1. To the Existing Lender, three (3) original counterparts executed by Seller of the applicable Lender Approval Documents;

7.5.2. Two (2) original counterparts executed by Buyer of the Closing Statement (as defined in Section 7.9.2 below); provided, however, that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal Express or other nationally recognized overnight courier on the Closing Date for delivery to the Title Company the next business day;

7.5.3. Such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy and to close this transaction; and

7.5.4. Any and all other instruments and documents required to be delivered by Buyer at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as Seller and Title Company may reasonably request to effect the transactions contemplated hereby.

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7.6. Seller’s Deliveries at Closing. On or before the Closing, Seller will execute and/or deliver, or cause to be executed and delivered, to the Title Company for delivery to Buyer (unless another party is otherwise indicated) each of the following agreements, instruments and other documents:

7.6.1. To the Existing Lender, three (3) original counterparts executed by Seller of the applicable Lender Approval Documents;

7.6.2. To the Title Company, (a) an owner’s affidavit in customary form, and (b) an affidavit to Seller’s actual knowledge on substantially the form attached hereto as Exhibit D, with such modifications as Seller may require in order to accurately describe facts known to Seller as to the matters described therein.

7.6.3. Two (2) original counterparts executed by Seller of the Closing Statement; provided, however, that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal Express or other nationally recognized overnight courier on the Closing Date for delivery to the Title Company the next business day;

7.6.4. Termite certificate from Seller’s pest control company dated not more than sixty (60) days prior to Closing;

7.6.5. Seller shall make available at the Property, all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

7.6.6. Seller shall make available at the Property all records and files relating to the management or operation of the Property, including, without limitation, original (or if not available, legible copies) of all Leases, assumed Contracts, Permits and tenant files (including correspondence);

7.6.7. Updated rent rolls dated within one (1) Business Day of the Closing Date;

7.6.8. Evidence of Seller’s authority to sell the Property and the authority of the signatory to sign documents on behalf of Seller, good standing certificates, and such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy and to close this transaction; and

7.6.9. Any and all other instruments and documents required to be delivered by Seller at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement.

7.7. Buyer’s Costs. Buyer shall pay the following:

7.7.1. One half (1/2) of the Title Company’s fees, costs and expenses;

7.7.2. The Loan Assumption Related Fees;

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7.7.3. If desired by Buyer, the cost of any extended coverage title insurance premiums and the cost of all endorsements to the Title Policy (except those endorsements which Seller elects to obtain pursuant to Section 3 in order to cure any Buyer’s Objections);

7.7.4. All costs associated with a ALTA minimum survey of the Property; and

7.7.5. All other costs not itemized above which are customarily borne by buyers of real property in the county in which the Property is situated.

7.8. Seller’s Costs. At or before Closing, Seller shall pay the following:

7.8.1. All fees owed by Seller to RW Baird & Co., Inc., as described in Section 22 of this Agreement;

7.8.2. Costs and fees of Seller’s counsel;

7.8.3. All costs (if any) associated with the termination of the Master Lease;

7.8.4. The Title Company’s premium for a standard coverage owner’s Title Policy, with the costs of any endorsements or extended coverage being borne by Buyer pursuant to Section 7.7.3 above;

7.8.5. One half (1/2) of the Title Company’s fees, costs and expenses; and

7.8.6. All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.

7.9. Prorations.

7.9.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date:

7.9.1.1. Rents. Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.9.1.1 within five (5) business days after receipt thereof.

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7.9.1.2. Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control (or are required by the Leases to be held by Seller) and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases.

7.9.1.3. Reserves. Seller shall receive a credit from Buyer at Closing in the amount of any existing capital improvement, insurance, property tax and any other impounds, deposits and reserves held by Existing Lender if the same are assigned to Buyer at Closing.

7.9.1.4. Contracts. All amounts due, commissions, up-front revenues and incentives, and prepayments under the Contracts shall be assigned to Buyer at Closing. All amounts for services rendered or materials furnished under the Contracts assumed by Buyer and accruing for the billing period that includes the Closing Date shall be prorated, and those accruing after the Closing Date shall be the responsibility of Buyer.

7.9.2. Calculation. Prior to Closing the Seller and the Title Company shall jointly prepare a closing statement which shall set forth the calculations set forth in Section 2.3, the costs payable under Sections 7.7 and 7.8 and the prorations and credits provided for in Section 7.9.1 and elsewhere in this Agreement. All prorations shall be final. In the event that the amount of 2013 taxes is not available at the time of Closing, real estate taxes shall be prorated using $468,037 as the amount of 2013 taxes. The closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement.”

7.9.3. Items Not Prorated. Seller and Buyer agree that (i) on the Closing, the Property will not be subject to any financing arranged by Seller other than the Loan; (ii) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall responsible for arranging for its own insurance effective immediately after the Closing Date; and (iii) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date, and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer immediately after the Closing Date, including the posting of any required deposits, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.9.3 above.

7.9.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.9.5. Survival. This Section 7.9 shall survive the Closing.

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8. Representations, Warranties, and Covenants.

8.1. Representations of Seller. Seller hereby represents and warrants as of the date hereof to Buyer as follows:

8.1.1. Seller is a Delaware statutory trust duly formed, and validly existing and in good standing under the laws of the State of Delaware. Mission Trust Services, LLC is the Signatory Trustee of Seller. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. Except for the Lender Approval, no authorization, consent, approval, or other action by any person, entity or governmental authority is required in connection with the Seller’s execution and delivery of this Agreement or the consummation of the transaction contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.1.3. Attached hereto as Schedule 8.1.3 is a true, correct and complete copy of the rent roll and aged delinquency report for the Property effective as of the date set forth thereon, which is the rent roll and aged delinquency report used by Seller in the ordinary course of business.

8.1.4. There is no claim, action, suit, investigation or proceeding, at law, in equity or otherwise, now pending or, to Seller’s actual knowledge, threatened against the Seller or with respect to the Property.

8.1.5. Except as set forth on Schedule 8.1.5, Seller has not received written notice of nor, to Seller’s actual knowledge, are there any pending condemnation or eminent domain proceedings which would affect any portion of the Property.

8.1.6. To Seller’s actual knowledge, during Seller’s ownership of the Property Seller has not received written notice of the violation of any applicable law, ordinance, order or regulation affecting the Property which violation remains uncured, except as set forth on Schedule 8.1.6.

8.1.7. Neither the execution nor the delivery of this Agreement or the documents contemplated hereby, nor the consummation of the conveyance of the Property to Buyer in accordance with the terms of this Agreement, will conflict with or cause a breach of any of the terms and conditions of, or constitute a default under, any agreement, commitment, note, mortgage, lease, bond, license, permit or other instrument or obligation by which Seller is bound.

8.1.8. Except as set forth on Schedule 8.1.8, Seller has not received written notice from any governmental authority of, nor to Seller’s actual knowledge are there any, pending or threatened action or proceeding arising out of the environmental condition of the Property, “hazardous substances” (as defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended) located on the Property, or any alleged violation of any environmental laws.

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8.1.9. Patriot Act.

(i) Seller represents and warrants that Seller is not in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56, the “Patriot Act”).

(ii) Seller represents and warrants that Seller is not a “Prohibited Person” which is defined as follows:

(A) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a person or entity with whom Buyer or its successor or assignee is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering laws or regulations, including the Executive Order and the Patriot Act;

(D) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(E) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

(F) a person or entity who is affiliated with a person or entity listed above.

(iii) Seller represents and warrants that neither Seller nor its beneficiaries, have or will: (A) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (B) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

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8.1.10. Loan Documents. To Seller’s actual knowledge, the Loan Documents delivered to Buyer constitute all of the material loan documents and related instruments in effect with respect to the Loan.

8.1.11. In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term “to Seller’s knowledge” or similar language is used in this Agreement with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based Seller’s representation solely upon the current actual knowledge of Christopher C. Finlay (who assumes no personal liability of any kind by virtue of this Agreement or the Seller representations contained herein), and Seller disclaims any obligation to conduct any independent investigation with respect to such matters.

8.2. Approval of Property; Limitations on Seller Representations and Warranties.

8.2.1. Except as is specifically provided in Section 8.1 of this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including, without limitation, Seller’s express representations and warranties) that are expressly stated to survive Closing, and the indemnity provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and its agents, representatives and employees from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to (i) the condition of the Property at any time, before or after the Closing, including, without limitation, the presence of any hazardous materials; or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.

8.2.2. In the event of any material breach by Seller of any of the preceding representations or warranties which is discovered by Buyer prior to Closing, Buyer’s sole remedy shall be either: (i) to give written notice to Seller describing such breach and stating that, if Seller is unable to cure the breach within seven (7) days, Buyer may elect in writing to terminate this Agreement , and if Seller fails to cure the breach within such 7-day period, Buyer may terminate this Agreement by giving written notice of termination to Seller and the Title

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Company, whereupon the Title Company shall promptly refund the Deposit to Buyer, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and solely in the event that a Seller representation was materially false when made, Seller shall reimburse Buyer for its actual verified out-of-pocket expenses in conducting its investigations of the Property, negotiating and finalizing this Agreement, and preparing for Closing, plus any non-refundable Loan Assumption Related Fees, up to a maximum aggregate amount of $100,000, and thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations or (ii) waive such breach and proceed with the Closing. Seller’s representations and warranties set forth in Section 8.1 shall not survive the Closing.

8.2.3. Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement and the Closing documents, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR

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LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.

8.2.4. Release. Except as expressly set forth in this Agreement or the Closing documents to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the “Seller Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”), whether known or unknown at the time of this Agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, the Loan, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters.

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8.3. Covenants of Seller. Seller hereby covenants as follows:

8.3.1. At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

8.3.2. From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.

8.3.3. Unless Seller has secured Buyer’s prior written approval, if after the Effective Date Seller (a) amends or waives any right under any Contract which is not terminable on 30 days’ notice; or (b) enters into a Contract which is not terminable on 30 days’ notice, Seller must provide notice to Buyer of such action no later than the date which is two (2) business days before Closing and Buyer shall have the right to elect to cause the Seller to terminate such Contract at Closing, at Seller’s expense.

8.3.4. From and after the Effective Date, Seller shall cause the Property to be maintained and operated in accordance with reasonable and customary standards for similar assets in the geographic area in which the Property is located; provided, however, that Seller shall have no obligation to make any capital improvements.

8.3.5. With respect to any vacant units within the Property that are not in “rent-ready condition” on the date which is five days prior to the Closing Date, Seller shall provide Buyer with a credit against the Purchase Price at Closing of Five Hundred and 00/100 Dollars ($500.00) per unit. The term “rent-ready condition” shall mean: interior carpets have been cleaned or replaced as necessary, freshly painted interior walls, working kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and no material damage to the doors, walls, ceilings, floors or windows inside such vacant units.

8.3.6. At or prior to Closing, to terminate the Master Lease at Seller’s expense.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

9.1. Buyer is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

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9.2. The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

10. Conditions Precedent to Closing.

10.1. The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

10.1.2. There shall not exist any material, adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

10.1.3. Existing Lender shall have given in writing the Lender Approval and shall be prepared to execute and deliver the Lender Approval Documents at Closing.

10.2. The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:

10.2.1. All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer’s part as required by the terms of this Agreement.

10.2.2. Existing Lender shall have given in writing the Lender Approval, with a release of Seller and all guarantors, indemnitors, and affiliates of Seller from all liability (except for matters which arose during Seller’s period of ownership).

10.3. If any such condition is not fully satisfied by Closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice (in all events such written notice shall be given prior to Closing) whereupon this Agreement may be canceled, and upon return of the Due Diligence Items, the Deposit shall be paid to Buyer (except in the case of (a) a failure of the condition precedent described in Section 10.1.1, in which case the provisions of Section 8.2.2 shall apply, and (b) a failure of the condition precedent described in Section 10.2.1, in which case the Seller shall retain the Deposit), all other

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escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder except as otherwise expressly set forth herein; provided, however, that if Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in Section 10.1.2, Seller may, within five (5) days of receipt of Buyer’s notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction contemplated hereby provided Seller so satisfies such condition.

11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then if the cost of repairing such damage, as reasonably estimated by Buyer, is:

11.1. Less than Five Hundred Thousand and No/100 Dollars ($500,000.00), the Closing shall proceed as scheduled and any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration, and Seller shall pay to Buyer an amount equal to Seller’s deductible maintained in connection with such insurance; or if said cost is:

11.2. Equal to or greater than Five Hundred Thousand and No/100 Dollars ($500,000.00), then Buyer may elect to terminate this Agreement, in which case upon return of the Due Diligence Items the Deposit shall be returned to Buyer, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and thereafter neither party shall have any further obligation to the other, except for the Surviving Obligations. If Buyer does not elect to terminate this Agreement in accordance with the foregoing, any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration, and Seller shall pay to Buyer an amount equal to Seller’s deductible maintained in connection with such insurance.

12. Eminent Domain. If proceedings are currently pending or, before the Closing proceedings are commenced, for the taking by exercise of the power of eminent domain of all or a part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer upon return of the Due Diligence Items, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and thereafter neither party shall have any further obligation to the other except for the Surviving Obligations. If proceedings are currently pending or, before the Closing proceedings are commenced, for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred or assigned to Buyer at Closing in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3)

21 – AGREEMENT FOR PURCHASE AND SALE

business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. Notwithstanding anything to the contrary in the forgoing, any Eminent Domain proceedings or possible Eminent Domain proceedings which were disclosed in this Agreement, in any of the Due Diligence Items, or in any documents delivered to Buyer or made available to Buyer electronically on Seller’s cloud server shall not give Buyer the right to terminate this Agreement, but rather at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred or assigned to Buyer at Closing in the same manner as title to the Property is conveyed.

13. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Eastern Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

Seller:	Mission Courtyard Villas, DST
c/o Christopher Finlay
Forward Capital
101 Pleasant Street NW
Vienna, Virginia 22180
Phone: (703) 291-6357
Facsimile: (703) 291-6351
E-mail: ccfinlay@fwdcapital.com

With Required Copy to:	Joseph J. McQuade
Kaplan Voekler Cunningham & Frank, PLC
7 East Second Street
Richmond, Virginia 23224
Phone: (804) 916-9027
Facsimile: (804) 916-9127
E-mail: jmcquade@kv-legal.com

Buyer:	Landmark Apartment Trust of America Holdings, LP
c/o Gus G. Remppies
4901 Dickens Road, Suite 101
Richmond, Virginia 23220
Phone: (804) (804) 237-1338
Facsimile: (804) 237-1345
E-mail: gremppies@latreit.com

22 – AGREEMENT FOR PURCHASE AND SALE

With Required Copy to:	Andrew J. Tapscott
Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219
Phone: (804) 788-8620
Facsimile: (804) 788-8218
E-mail: atapscott@hunton.com

14. Remedies.

14.1. Defaults by Seller. This Section 14.1 shall not apply to breaches of representations and warranties, which shall be governed by Section 8.2.2. above. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as it sole option, elect to either (i) declare this Agreement terminated by giving written notice of termination to Seller and the Title Company, whereupon the Title Company shall promptly refund the Deposit to Buyer, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and Seller shall reimburse Buyer for its actual verified out-of-pocket expenses in conducting its investigations of the Property, negotiating and finalizing this Agreement, and preparing for Closing, plus any non-refundable Loan Assumption Related Fees, up to a maximum aggregate amount of $100,000 and thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations; or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

14.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit (but not the Escrowed Equity) shall be paid to Seller as liquidated damages, all other escrow documents and funds shall be returned by the Title Company and/or by Seller’s counsel, as applicable, to the party which delivered them into Escrow, the Equity Escrow Holder shall return the Escrowed Equity to Buyer, and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, Buyer’s right to cure shall not be applicable to a failure to close and the Closing shall in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and, if requested in writing by Seller, any or all of Buyer’s Reports.

15. Assignment. Buyer may assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest; provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than two (2) business days before the Closing Date; and further provided that no such assignment shall relieve Buyer of its obligations hereunder; and further provided that no such assignment shall adversely impact the Assumption.

23 – AGREEMENT FOR PURCHASE AND SALE

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney’s Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit, including those related to any appeal or review.

19. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement, if any, shall be binding upon the parties hereto nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20. Multiple Originals; Counterparts; Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by facsimile or e-mail shall be treated as originals in all respects for purposes of executing this Agreement, any amendments hereto and any notices delivered hereunder.

21. Time of the Essence; Business Day Convention. Time is of the essence of this Agreement. Time periods hereunder shall be deemed to expire at 5:00 p.m. Eastern Standard or Daylight Savings Time, as applicable. If the final date of any period falls upon a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under Federal law or the laws of the State in which the Real Property is located.

22. Real Estate Commission; Investment Banking Fees. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction other than investment banking fees payable by Seller at Closing to RW Baird & Co., Inc., and

24 – AGREEMENT FOR PURCHASE AND SALE

that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section 22.

23. Exchange. Each of Buyer and Seller (or, if applicable, each entity comprising Seller) reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event, each will cooperate with the other and shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Each of Seller and Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall be at no cost or expense to the other and shall not delay Closing or otherwise affect the terms of this Agreement.

24. Confidentiality. Except as otherwise contemplated by Section 26, Buyer agrees that, prior to the Closing, all Due Diligence Items received by Buyer shall be kept confidential as provided in this Section 24. Without the prior written consent of Seller, prior to the Closing, the Due Diligence Items shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (i) to Buyer’s consultants, employees, contractors, agents, Lenders, investors, attorneys, accountants, title companies, and representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of the Property information; (ii) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax, securities and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (iii) to prospective tenants of the Property. The foregoing provisions of this Section 24 shall survive any termination of this Agreement.

25. Parties Not Bound. Delivery of drafts of this Agreement, and all discussions and written communications regarding drafts of this Agreement, are preliminary discussions only and shall not serve as the basis for any claim of any kind between the parties including any claim of reliance, estoppel, breach of good faith or breach of contract. Neither party is bound unless and until a fully executed Agreement is delivered by both parties.

26. Landmark’s SEC Filings. Seller acknowledges that Buyer’s general partner, Landmark Apartment Trust of America, Inc. (“Landmark”) is a publicly registered company that may be required to disclose the existence of this Agreement upon full execution and to make certain filings with the SEC that may include audited and unaudited financial statements with respect to the Property, including the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Landmark in preparing the SEC filings and any required audited financial statements, Seller agrees to (a) within thirty (30) days after the date of this Agreement, and at Landmark’s request, any time thereafter until the first anniversary of the Closing Date, deliver an audit inquiry letter

25 – AGREEMENT FOR PURCHASE AND SALE

regarding pending litigation and other matters (the “Audit Inquiry Letter”) to Seller’s counsel prior to Closing and deliver to Landmark an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter, (b) at Landmark’s request at any time until the first anniversary of the Closing Date, deliver a representation letter in the form reasonably requested by Landmark’s auditors to Landmark, and (c) provide Landmark, within thirty (30) days after the date of this Agreement, such financial and other data and information relating to the Property as Landmark and its registered independent accounting firm may reasonably require in order to enable Landmark and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to the Property as Landmark deems necessary to include in its SEC filings, including but not limited to (i) access to bank statements for the Audited Year and Stub Period, (ii) a rent roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) copies of all insurance documentation for the Audited Year and Stub Period, (x) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, (xi) an executed assurance or representation letter from Seller to Landmark’s registered independent accounting firm in a form acceptable to Landmark (provided that in no event shall Seller have any liability to Landmark or such registered independent accounting firm for the assurances or representations made therein, but Seller shall reasonably cooperate, at no cost or expense to Seller, in connection with such audit, including, if required by Landmark’s registered independent accounting firm, answering a standard Statement on Auditing Standards No. 99 questionnaire from such registered independent accounting firm). The provisions of this Section shall survive the Closing for a period of 365 days. Buyer or Landmark shall reimburse Seller for its actual and documented out-of-pocket expenses in connection with compliance with this Section.

27. Escrow Conditions.

(a) The duties of the Title Company shall be determined solely by the express provisions of this Agreement. The parties authorize the Title Company, without creating any obligation on the part of the Title Company, in the event this Agreement, the Deposit, any portion of the Escrowed Equity delivered to it, or any other documents or funds delivered into Escrow, becomes involved in litigation, to pay over or deliver the Deposit, any portion of the Escrowed Equity delivered to it, or any other documents or funds delivered into Escrow, to the clerk of the court in which the litigation is pending and thereupon the Title Company shall be fully relieved and discharged of any further responsibility under this Agreement. The undersigned also authorizes the Title Company, if it is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to pay over or deliver the Deposit, any portion of the Escrowed Equity delivered to it, or any other documents or funds delivered into Escrow, to the clerk of that court and thereupon the Title Company shall be fully relieved and discharged of any further responsibility hereunder.

26 – AGREEMENT FOR PURCHASE AND SALE

(b) The Title Company shall not be liable for any mistake of fact or error of judgment or any acts or omissions unless caused by its intentional misconduct or negligence. The Title Company shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

(c) The parties will indemnify the Title Company for and hold it harmless against any loss, liability or expense incurred without negligence, bad faith or misconduct on the part of the Title Company arising out of or in connection with the acceptance of, or the performance of its duties under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising under this Agreement.

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SIGNATURES TO FOLLOW ON THE NEXT PAGES.]

27 – AGREEMENT FOR PURCHASE AND SALE

SIGNATURE PAGES(S) FOR

AGREEMENT FOR PURCHASE AND SALE OF

REAL PROPERTY AND ESCROW INSTRUCTIONS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the Effective Date.

SELLER:	MISSION COURTYARD VILLAS, DST, a
Delaware statutory trust

	By:	Mission Trust Services, LLC, a
Delaware limited liability company
	Its:	Signatory Trustee

		By:	/s/ Christopher C. Finlay
		Name:	Christopher C. Finlay
		Title:	Manager

EXECUTED on this 12th day of April, 2013

[SIGNATURE ON FOLLOWING PAGE]

SELLER’S SIGNATURE PAGE

AGREEMENT FOR PURCHASE AND SALE

COURTYARD VILLAS

BUYER:	LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, a Virginia Limited partnership

	By:	Landmark Apartment Trust of America, Inc.
	Its:	General Partner

		By:	/s/ Stanley J. Olander, Jr.
		Name:	Stanley J. Olander, Jr.
		Title:	CEO

EXECUTED on this 12th day of April, 2013

[SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF REAL

PROPERTY AND ESCROW INSTRUCTIONS]

BUYER’S SIGNATURE PAGE

AGREEMENT FOR PURCHASE AND SALE

COURTYARD VILLAS

CONSENT OF TITLE COMPANY

The Title Company hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Deposit from Buyer in the amount of One Hundred Seven Thousand and No/100 Dollars ($107,000.00), (b) the documents listed in Sections 7.3 and 7.4 of this Agreement, and (c) a fully executed counterpart of this Agreement on             , 2013.

CHICAGO TITLE COMPANY

By:	/s/ Debby Moore
Name:	Debby Moore
Its:

TITLE COMPANY’S SIGNATURE PAGE

AGREEMENT FOR PURCHASE AND SALE

COURTYARD VILLAS

Schedule 4.1

Due Diligence Items

1.	Preliminary title report or title insurance commitment and underlying title documents

2.	ALTA survey

3.	Rent Roll

4.	Operating statements for December 2012 and January 2013

5.	2013 operating budget and capital budget

6.	Aged delinquency report

7.	Lease expiration report

8.	Security deposit and pet deposit reports

9.	Payroll schedule including employee name, position, start date, compensation, benefits, and employee apartment discount if any

10.	Insurance certificate

11.	Personal property and inventory list updated

12.	Tenant leases (to be available at property)

13.	Service, maintenance and management contracts entered into since 12/29/2012

Schedule 6.2

Service Contracts Entered Into by Seller On or After December 29, 2012

There are no contracts entered into on or after December 29, 2012 which will generate a termination fee.

Schedule 8.1.3

Rent Roll and Aged Delinquency Report

SEE ATTACHED.

Schedule 8.1.5

Condemnation Disclosure

NONE

Schedule 8.1.6

Non-Compliance Disclosure

NONE

Schedule 8.1.8

Environmental Disclosure Matters

NONE

EXHIBIT A

Legal Description of the Property

BEING a 17.170 acre tract of land located in the City of Mesquite. Texas and being situated in the Solomon W. Caldwell Survey, Abstract No. 337, Dallas County, Texas; said tract being all of Lot 5, Block 1, Oak Creek Addition East, an addition to the City of Mesquite Texas according to the plat recorded in Volume 2000033, Page 2762 of the Deed Records of Dallas County, Texas; said tract also being all of that same certain tract described in Special Warranty Deed to Mission Courtyard Villas, LP as Instrument No. 20070152732 of said Deed Records said 17.170 acre tract being more particularly described as follows:

COMMENCING, at the southwest end of a 10-foot by 10-foot right-of-way corner clip found at the intersection of the east right-of-way line of Beltline Road (a 100-foot wide right-of-way) and the south right-of-way line of Tripp Road (a variable width right-of-way); said point being the most westerly northwest corner of Lot 4, Block 1 Oak Creek Addition East, an addition to the City of Mesquite, Texas according to the plat recorded In Volume 97177, Page 3429 of said Deed Records;

THENCE, South 01 degrees, 26 minutes, 00 seconds West, along the said east line of Beltline Road and the west line of said Lot 4, a distance of 98.10 feet to the POINT OF BEGINNING; said point being the southwest corner of said Lot 4;

THENCE, South 78 degrees, 12 minutes 26 seconds East, departing the said east line of Beltline Road and along the southern line of said Lot 4, a distance of 118,14 feet to a 1/2-inch Iron rod with “Pacheco Koch’ cap found at an angle point,

THENCE South 87 degrees, 00 minutes, 22 seconds East continuing along the said southern line of Lot 4, a distance of 225.55 feet to a 1/2-inch iron rod found at an angle point;

THENCE, South 72 degrees, 11 minutes, 00 seconds East, continuing along the said southern line of Lot 4, a distance of 121.04 feet to a 1/2-lnch Iron rod with ‘Pacheco Koch’ cap found at an angle point;

THENCE, South 88 degrees, 21 minutes, 00 seconds East, continuing along the said southern line of Lot 4, a distance of 97.58 feet to a point for corner, said point being the southeast comer of said Lot 4; said point also being in the west line of a tract of land known as ‘Samuel Park Farm’, described in Warranty Deed to the City of Dallas Parks and Recreation Department as recorded in Volume 2190, Page 194, of said Deed Records;

THENCE, South 01 degrees 39 minutes, 00 second West along the said west line of ‘Samuel Park Farm’, a distance of 1,323.00 feet to a 1/2-inch Iron rod with ‘Pacheco Koch’ cap found for comer;

THENCE, North 88 degrees, 34 minutes, 00 seconds West departing the said west line of ‘Samuel Park Farm’, at a distance of 310.39 feet passing the northeast corner of Lot 1, Block 1, of the Oak Creek Addition East an addition to the City of Mesquite, Texas according to the plat recorded in Volume 84183, Page 2176, of said Deed Records, Texas and continuing along the north line of said Lot 1, in all a distance of 550.39 feet to a 1/2-Inch iron rod found for corner in the said east line of Beltline Road, said point being the northwest corner of said Lot 1;

THENCE, North 01 degree, 26 minutes, 00 seconds East, along the said east line of Beltline Road, a distance of 1,384.89 feet to the POINT OF BEGINNING; CONTAINING, 747,949 square feet or 17.170 acres of land, more or less.

FOR INFORMATION ONLY:

Together with improvements thereon known locally as 2200 North Beltline Road.

Being the same land shown on that certain plat of survey entitled “ALTA/ACSM Land Title Survey” by Michael Larry Lewis, Jr., dated 1/31/2008, last revised 3/24/2008.

Being assessed as Parcel 38143000010050000

AND Being the same real estate conveyed to Mission Courtyard Villas, DST by deed from Mission Courtyard Villas, LP, dated March 31, 2008, recorded March 31, 2008 in the land records of Dallas County, Texas, as Instrument No. 20080102810.

1 – EXHIBIT A

EXHIBIT B

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment”) is made as of this      day of             , 201    , by and between                             , a                              (“Assignor”), and                             , a                              (“Assignee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, sells, transfers and assigns unto Assignee all of the rights, title and interest of Assignor, if any, in, to and under any and all of the following items (collectively, the “Assumed Items”), to the extent that they are related to that certain real property located in                             ,                             , which is more particularly described in Exhibit A attached hereto (the “Real Property”) which Assignor is selling to Assignee pursuant to an Agreement for Purchase and Sale date                      (the “Agreement”):

(a) all contracts or agreements set forth on Exhibit B attached hereto and incorporated herein for all purposes by this reference, to the extent that they relate to the Real Property, or improvements thereon, including, but not limited to, maintenance or utility contracts (collectively the “Contracts”);

(b) any and all Permits (as defined in the Agreement) and plans and specifications, architectural and engineering drawings and the common name of the Real Property; and

(c) All leases, including associated amendments, with all persons leasing the Real Property or any portion thereof (collectively, the “Leases”), together with all security deposits held in connection with the Leases and all of Seller’s right, title and interest in and to all guarantees for such Leases.

Assignee hereby accepts the foregoing assignment and from and after the date hereof, hereby (i) agrees to pay, perform and discharge, as and when due, all of the agreements and obligations related the Contracts and Leases, (ii) agrees to be bound by all of the terms and conditions of the Contracts and Leases, and (iii) agrees to indemnify and defend Assignor from, for and against any claim or loss related to any of the Contracts or Leases first arising on or after the date hereof.

EXCEPT AS PROVIDED IN THE AGREEMENT, ASSIGNOR HAS NOT MADE AND DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ASSIGNED ITEMS AND ASSIGNOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. ASSIGNEE ACKNOWLEDGES THAT ASSIGNEE IS A SOPHISTICATED PARTY FAMILIAR WITH THIS TYPE OF REAL PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT, IF ANY, ASSIGNEE IS ACQUIRING THE ASSIGNED

1 – EXHIBIT B

ITEMS “AS IS AND WHERE IS, WITH ALL FAULTS,” IN THEIR PRESENT STATE AND CONDITION. ASSIGNEE SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY ASSIGNEE’S INSPECTIONS AND INVESTIGATIONS.

Assignor hereby covenants that it will, at any time and from time to time upon written request therefor, at Assignee’s sole expense and without the assumption of any additional liability therefor, execute and deliver to Assignee, and its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein.

Claims under this Assignment are subject to the limitations set forth in the Agreement. The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURES TO FOLLOW ON THE NEXT PAGES.]

2 – EXHIBIT B

ASSIGNOR:		,
a

By:
Name:
Title:

3 – EXHIBIT B

ASSIGNEE:		,
a

By:
Name:
Title:

4 – EXHIBIT B

EXHIBIT C

Form of Bill of Sale

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned,                     , a                      (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to             , a                      (“Buyer”), all tangible and intangible personal property of Seller located on or used exclusively in connection with that certain real property (the “Real Property”) located in                             ,                             , commonly known as                             , which Real Property is more particularly described on Exhibit A attached hereto.

The assets transferred hereby are owned by Seller and are conveyed to Buyer free from liens, encumbrances, security interests and claims of any lessors or other parties (other than the Existing Lender), but are otherwise conveyed AS-IS WHERE-IS WITHOUT ANY REPRESENTATION OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER.

Seller hereby covenants that it will, at any time and from time to time upon written request therefor, at Buyer’s sole expense and without the assumption of any additional liability thereby, execute and deliver to Buyer, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Buyer, its nominees, successors and/or assigns, and protect its or their rights, title and interest in and enjoyment of, all of the assets of Seller intended to be transferred and assigned hereby, or to enable Buyer, its nominees, successors and/or assigns, to realize upon or otherwise enjoy any such assets.

Claims under this Bill of Sale are subject to the limitations set forth in the Agreement for Purchase and Sale under which the Real Property is being sold and this Bill of Sale is delivered. All references to “Seller” and “Buyer” herein shall be deemed to include their respective nominees, successors and/or assigns, where the context permits.

Dated:             , 2013

SELLER:		,
a

By:
Name:
Title:

1 – EXHIBIT C

EXHIBIT D

Form of Survey Affidavit

Real Property Survey Affidavit

Date:	GF No.

Name of Affiant(s):

Address of Affiant:

Description of Property:

Name of Title Company:	Chicago Title Co. and/or Fidelity National Title Insurance Company

Before me, the undersigned notary for the State of Texas, personally appeared Affiant(s) who after by me being sworn, stated:

1.	We are the owners of the Property.

2.	We are familiar with the property and the improvements located on the Property.

3.	We are closing a transaction requiring title insurance and the proposed insured lender has requested area and boundary coverage in the title insurance policy to be issued in this transaction. We understand that the Company may make exceptions to the coverage of the title insurance as Company may deem appropriate. We understand that the owner of the property, if the current transaction is a sale, may request a similar amendment to the area and boundary coverage in the Owner Policy of Title Insurance upon payment of the promulgated premium.

4.	To the best of our actual knowledge and belief, since there have been no:

a.	Construction projects such as new structures, additional buildings, rooms, garages, swimming pools or other permanent improvements or fixtures;

b.	Changes in the location of boundary fences or boundary walls;

c.	Construction projects on immediately adjoining properties which encroach on the Property;

d.	Conveyances, re-plattings, easement grants and/or easement dedications (such as a utility line) by any party affecting the Property.

e.	Except for the following:

5.	We understand that Title Company is relying on the truthfulness of the statements made in this affidavit to provide the area and boundary coverage and upon the evidence of the existing real property survey of the Property attached to this Affidavit. This affidavit is not made for the benefit of any other parties and this affidavit does not constitute a warranty or guarantee of the location of improvements.

1 – EXHIBIT D

6.	We understand that we have no liability to Title Company or the title insurance company that will issue the policy(ies) should the information in this Affidavit be incorrect other than information that we personally know to be incorrect and which we do not disclose to the Title Company.

AFFIANT:

SWORN TO AND SUBSCRIBED before me this      day of             , 2013.

NOTARY PUBLIC
STATE OF TEXAS

My Commission Expires:

2 – EXHIBIT D